CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 28, 2008 on the financial statements and financial highlights of New Covenant Funds, in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A, No. 333-64981), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
October 27, 2008